Vicor Corporation Announces Q1 2008 Earnings

ANDOVER, MA -- 05/08/2008 -- Vicor Corporation (NASDAQ: VICR) today reported its financial results for the first quarter of 2008 ended March 31, 2008.

Revenues for the first quarter increased by 13.8% to $53,469,000, compared to $46,981,000 for the corresponding period a year ago, and decreased 0.9% on a sequential basis from $53,947,000 for the fourth quarter of 2007. Gross margin increased to $22,460,000 for the first quarter of 2008, compared to $20,227,000 for the first quarter of 2007. Gross margin, as a percentage of revenue, decreased to 42.0% for the first quarter of 2008 from 43.1% for the first quarter of 2007, but increased on a sequential basis from 39.4% for the fourth quarter of 2007. Net income for the first quarter was $620,000, or $.01 per diluted share, compared to net income of $2,321,000, or $.06 per diluted share for the first quarter of 2007, as restated. Net income for the first quarter was impacted by an impairment charge of $706,000 taken against the Company's investment in a related party.

The book-to-bill ratio for the first quarter of 2008 was 0.99:1, as compared to 1.00:1 for the first quarter of 2007 and 0.96:1 for the fourth quarter of 2007. Backlog at the end of the first quarter of 2008 was $46.1 million, as compared to $46.7 million at the end of the fourth quarter of 2007.

Commenting on the first quarter, Chief Executive Officer Patrizio Vinciarelli noted, "While revenues for our Brick and V*I Chip segments were appreciably ahead of revenues for the first quarter of 2007, bookings in Q1 were short of expectations, leading to flat sequential quarter over quarter comparisons. Continued weakness in the book to bill ratio for the last two quarters points to the likelihood of a decline in revenues in Q2. Given the current economic outlook, the time to revenue from VIBrick and configurable products currently being rolled out, and the time to achieve production volumes resulting from recent V*I Chip design wins, we expect revenue growth for the full year 2008 may be modest."

"Brick revenues totaled $49,010,000 for the first quarter, representing a 6.8% increase over the first quarter of 2007. Brick product margins improved in Q1 as the Brick Business Unit continued to make progress with lean manufacturing initiatives, experiencing incremental productivity from a new automated line installed in the second half of 2007. However, because of softness in bookings, we believe brick revenue more than likely will decline sequentially in Q2. "

"V*I Chip product sales to third parties totaled approximately $4.3 million for the first quarter, representing more than a fourfold increase over the first quarter of 2007. We have been investing in expanded, state of the art, manufacturing capacity to support our anticipated growth in V*I Chip revenue. Margins for the quarter were negatively impacted by inefficiencies related to the installation of this additional equipment during the quarter. However, just as this additional capacity was being installed, anticipated purchases from a major V*I Chip customer were delayed. Having kept pace with a marked increase in demand in 2007, our V*I Chip operation now has some breathing room to complete implementation of significant product cost reduction activities and prepare for record levels of throughput later this year and into 2009."

Depreciation and amortization for the first quarter of 2008 was approximately $2.6 million, and capital additions totaled $2.4 million. For the same period of 2007, depreciation and amortization was $3.1 million, and capital additions totaled $2.1 million. Cash, restricted cash and short-term investments decreased by $37.6 million to approximately $40.9 million at the end of the first quarter of 2008 from $78.5 million at the end of the fourth quarter of 2007. The decrease in cash, restricted cash and short-term investments was attributable to the reclassification of a significant portion of our auction rate securities holdings from short-term investments to long-term investments, as discussed below. There were no share repurchases during the first quarter of 2008, and approximately $8.5 million remains authorized for additional purchases under the Company's stock repurchase plan.

As of March 31, 2008, the Company held approximately $42.1 million, at par value, of auction rate securities, down from $55.2 million, at par value, of such holdings as of December 31, 2007. Of this total, issues of auction rate securities totaling approximately $38.5 million, at par value, experienced repeated failed auctions during the first quarter of 2008. For each unsuccessful auction, the interest rate is reset to a rate defined in that particular debt security's indenture. While the Company continues to receive interest on these auction rate securities, the principal associated with such securities will not be accessible to the Company until a successful auction occurs, a buyer is found outside of the auction process, the security is called, or the underlying securities have matured. As a result, these auction rate securities were reclassified to long-term investments as of March 31, 2008. Further, the Company determined the fair value of its investments in such failed auction rate securities at March 31, 2008, was approximately $36.5 million. This approximately $2.0 million decline in value is considered temporary and is recorded as an unrealized loss, net of taxes, in accumulated other comprehensive (loss) income on the Company's consolidated balance sheet.

These auction rate securities, consisting of municipal and corporate debt issues, have their interest rates reset at auction at regular intervals ranging from seven to 90 days. In mid-February, liquidity issues in the global credit markets resulted in the failure of auctions for the majority of such securities. Substantially all of the Company's auction rate securities are fully collateralized by pools of student loans guaranteed by the U.S. Department of Education, and the Company believes the credit quality of these securities is high based on this collateral and underlying government guarantee. As of March 31, 2008, the majority of these securities were rated AAA/Aaa by the major credit rating agencies. Based on the Company's ability to access cash and other short-term investments and its expected operating cash flows, the Company's management does not anticipate the current lack of liquidity will affect the Company's ability to execute its current operating plan.

For the first quarter of 2008, the tax provision is based on the estimated annual effective tax rate for the full year, which includes estimated federal, state and foreign income taxes on the Company's projected pre-tax income and estimated federal and state income taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns, offset by the expected utilization of federal and foreign net operating loss carryforwards. The 2008 tax provision also includes discrete items, principally for increases in accrued interest for potential liabilities. The 2007 tax provision was offset principally by refunds of interest received and recorded as a benefit during the first quarter of 2007 as final settlement for the audit of its federal tax returns for tax periods 1994 though 2002 by the Internal Revenue Service.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call, today, Thursday, May 8, 2008 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 866-713-8307 at approximately 4:50 p.m. and use the Passcode 76169176. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through May 23, 2008. The replay dial-in number is 888-286-8010 and the Passcode is 50295683. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, the pace of new design wins with early adopters and gaining broader product acceptance within the Company's target markets, and plans to expand capacity with incremental investments in equipment. These statements are based upon the Company's current expectations and estimates as to the prospective events and circumstances that may or may not be within the Company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, under Part I, Item I -- "Business," "--Competition," "--Patents," and "--Licensing," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in Annual Report on Form 10-K should be read together with other reports and documents the Company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The Company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                                       QUARTER ENDED
                                                        (Unaudited)
                                                  ------------------------
                                                    MAR 31,      MAR 31,
                                                      2008         2007
                                                  ------------ -----------
                                                              (As Restated)

Net revenues                                      $     53,469 $    46,981
Cost of revenues                                        31,009      26,754
                                                  ------------ -----------
         Gross margin                                   22,460      20,227

Operating expenses:
          Sales & administration                        14,052      12,013
          Research & development                         7,511       7,400
                                                  ------------ -----------
             Total operating expenses                   21,563      19,413

Income from operations                                     897         814

Other income (expense), net                                755       1,577
                                                  ------------ -----------

Income before income taxes                               1,652       2,391

Provision (benefit) for income taxes                       242         (11)

Loss from equity method investment (net of tax)            790          81
                                                  ------------ -----------

Net income                                        $        620 $     2,321
                                                  ============ ===========

Net income per share:
           Basic                                  $       0.01 $      0.06
           Diluted                                $       0.01 $      0.06

Shares outstanding:
           Basic                                        41,636      41,565
           Diluted                                      41,675      41,614

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                    MAR 31,      DEC 31,
                                                      2008         2007
                                                  (Unaudited)  (Unaudited)
                                                  -----------  -----------
Assets

Current assets:
        Cash and cash equivalents                 $    34,093  $    20,017
        Restricted cash                                 1,024          952
        Short-term investments                          5,750       57,490
        Accounts receivable, net                       29,114       32,054
        Inventories, net                               25,528       23,078
        Deferred tax assets                               741          741
        Other current assets                            3,358        2,629
                                                  -----------  -----------
                  Total current assets                 99,608      136,961

Long-term investments                                  36,500            0
Property and equipment, net                            50,049       50,257
Other assets                                            5,469        5,240
                                                  -----------  -----------

                                                  $   191,626  $   192,458
                                                  ===========  ===========

Liabilities and Stockholders' Equity

Current liabilities:
        Accounts payable                          $     9,338  $    10,062
        Accrued compensation and benefits               5,609        6,003
        Other accrued liabilities                       5,309        4,732
        Dividends payable                               6,245            0
        Accrual for litigation settlements                240          240
                                                  -----------  -----------
                 Total current liabilities             26,741       21,037

Long term income taxes payable                          1,372        1,344
Deferred income taxes                                   1,725        1,597
Minority interests                                      4,485        4,040

Stockholders' equity:
        Capital stock                                 160,139      159,834
        Retained earnings                             120,638      126,263
        Accumulated other comprehensive (loss)
         income                                        (1,647)         170
        Treasury stock                               (121,827)    (121,827)
                                                  -----------  -----------
                 Total stockholders' equity           157,303      164,440
                                                  -----------  -----------

                                                  $   191,626  $   192,458
                                                  ===========  ===========

For further information contact:
James A. Simms
Chief Financial Officer
or
Mark A. Glazer
Investor Relations
Tel: 978-470-2900
Fax: 978-749-3439